INTERNATIONALLY RECOGNIZED ENGINEERING FIRM CONFIRMS RESULTS OF EARLIER COMPANY AUTOCLAVE TESTS CONDUCTED BY SEARCHLIGHT MINERALS CORP. TECHNICAL CONSULTANTS

HENDERSON, Nevada (September 6, 2011) — Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”) today announced the results of a progress report from independent engineering firm SGS Lakefield Research Chile, S.A. (“SGS”).

SGS performed a number of autoclave tests, under various metallurgical conditions, using both pressure oxidation (“POX”) and pressure oxidative leach (“POL”) testing methodologies (see technical discussion below). Results from the optimized POX and POL tests both resulted in approximately 0.5 opt (ounces per ton) of gold extracted into solution.  The optimized POX tests produced slightly less than or equal to 0.5 opt gold and the optimized POL tests produced 0.5 opt gold or slightly greater. These results confirm the previous autoclave test results performed by the Company’s technical consultants, which yielded up to 0.5 opt of gold into solution using both of these methods. These results are consistent with other tests and analyses conducted by other independent consultants as well as the Company’s pilot test conducted last year at the Clarkdale Facility using a similar leach in an ambient temperature and pressure environment, rather than under autoclave conditions.  Moreover, the SGS test results reaffirm that autoclaving does not dissolve the levels of iron and silica into solution as did the ambient leach, thereby improving the ability to recover gold from solution and thus improving process technical feasibility.

The Company is currently performing additional autoclave tests through its consultants and SGS to confirm and prove the repeatability of the optimized metallurgical protocols that yielded the highest gold extraction into solution at SGS.  The Company is also performing gold recovery and extraction tests to determine the best method of recovering gold from the pregnant leach solution. This important step will also provide the data necessary to determine the recovered gold grade from solution and is expected to result in the production of gold dore, providing determination of recoverable gold grades.

SGS has advised the Company that the results of this test work is largely based on the analysis carried out on gold solutions emanating from the tests, by atomic absorption spectrophotometry.  These analyses of gold in solution are not in agreement with fire assays analyses, which are both prone to analytical difficulties due to the refractory nature of the slag.  Both SGS and Arrakis have recommended proceeding directly to the recovery of gold from solution using carbon or ion exchange resin technologies or other commonly used methods of extracting gold from solution.  The recovery of gold will not only define the most cost-effective method of such recovery, but should also provide a tighter definition to the total process system mass balance.

Concurrent with these tests, the Company has commenced planning for limited continuous pilot tests in a larger multi-compartment autoclave (30-50 liters) as it moves towards the completion of a bankable feasibility study. These limited continuous pilot tests will replicate a commercial autoclave system and should provide sufficient operating data to design and conduct the larger 7-10 day continuous pilot test required to obtain a bankable feasibility study and to design a commercial-scale production facility.

Clarkdale Slag Project Update – September 6, 2011 - Final

“Results from the additional tests independently performed by SGS as well as reports received from our technical consultants are very encouraging and represent the next step in the Company’s ultimate goal of proving the economic feasibility of the Clarkdale Slag Project,” noted Martin Oring, Chief Executive Officer of Searchlight.  “On a near-term basis, we are intensely focused on finalizing the autoclave POX and POL protocols and extracting the gold from solution in order to commence the continuous pilot tests, in a larger multi-compartment autoclave, that are necessary to obtain a bankable study.”

SGS Tests and Analysis

Searchlight engaged SGS to conduct bench-scale autoclave testing on material from its Clarkdale Slag Project, which contains approximately 20 million tons of copper smelter slag.  SGS, with offices and laboratory facilities in Australia, Canada, Chile, Europe, Mexico, South Africa and Russia, has been providing metallurgical testing for the mining industry for over 60 years and is recognized as a world leader in the development and demonstration of bankable flowsheets and pilot plant programs. The Company retained SGS because SGS has the necessary qualifications, credentials and equipment to independently evaluate the processing methodology and autoclaving results previously achieved by the Company’s technical consultants.

Previous bench-and pilot-scale tests conducted during 2010 at the Clarkdale, Arizona pilot facility (the “Plant”) demonstrated that gold, copper and zinc could be extracted into an acid solution using chlorine compounds coupled with sulfuric acid at ambient temperature and pressure. However, due to the large quantity of iron and silica also dissolved during the process, the gold was extremely difficult to remove from solution.

The Company therefore sought alternate autoclaving methods for extracting metals from the slag. The methods that were examined included POX and POL. The POX method is a two-step process that uses sulfuric acid under elevated temperature and pressure to pre-treat (oxidize) an ore and dissolve base metals into solution prior to dissolving gold into solution in a subsequent ambient temperature and pressure leach. The POL method represents a variation of the Pressure Acid Leach (“PAL”) method, which operates at low pH with selective chemistry to dissolve the metal or metals of interest directly in the autoclave, resulting in a one-step process that places gold into solution. Test data confirms that if conducted correctly, only the metal of interest is placed into solution, with very minimal amounts of other elements being dissolved.

During the second half of 2010 and first half of 2011, Arrakis, Inc., an independent metallurgical testing and analytical company, as well as the Company’s other independent consultants conducted over 100 bench-scale autoclave tests. The majority were comprised of two-part POX tests in which the Clarkdale slag was pre-oxidized in an 8-liter Parr Autoclave using sulfuric acid, and then the residue was subjected to the same chlorine chemistry leach originally used at the Plant to extract gold into solution.  The POX tests indicated that a gold grade of 0.5 opt could be consistently placed into solution with reduced iron and silica, thereby improving the ability to recover gold from solution and thus improving process technical feasibility. A qualified and internationally recognized independent third party laboratory was therefore sought to confirm these results as a precursor to performing a continuous autoclave pilot test.  SGS was retained to perform these tests.  The Company’s technical team subsequently traveled to Santiago, Chile with chain-of-custody Clarkdale slag samples and testing was commenced.

Clarkdale Slag Project Update – September 6, 2011 - Final

James Murray, President, Arrakis, Inc. managed and coordinated the test work; Richard Kunter, Richard S. Kunter and Associates, provided technical direction to the SGS testing program assisted by Roger Kelley, R.J. Kelley, Consulting Metallurgist, all of whom also provided independent expert reports to the Company with regard to the results at SGS.  The conclusions drawn by the three independent consultants, in reviewing the SGS test work, confirm the results and conclusions of SGS.

Six POX tests and 12 POL tests were conducted at SGS.  The initial tests for both methods showed lower gold values being recovered into solution while later optimized tests for both methods showed significantly higher gold values. This increase was due in large part to the necessarily empirical method of the autoclave tests whereby problems involving autoclave mechanical issues and chemistry formulations were resolved as they were identified. As subsequently corrected autoclave tests were conducted, gold values in solution increased. Both POX and POL tests therefore resulted in negligible amounts of gold recovered into solution at the beginning of the testing when several problems existed and approximately 0.5-0.6 opt gold at the end of the test period, as test protocols were optimized.

The Company is currently performing additional autoclave tests to support gold recovery from solution and has commenced the gold recovery tests.  Concurrent with these tests, the Company has commenced planning for limited continuous pilot tests in a larger multi-compartment autoclave (30-50 liters) as it moves towards the completion of a bankable feasibility study.

Additionally, since the POL method involves fewer process steps resulting in lower operating costs, and appears to consistently place higher grades of gold into solution, this process is likely superior to the POX method in achieving desired results.  The Company will make a decision in the near future regarding which process to utilize in further pilot testing.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects:  (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Clarkdale Slag Project Update – September 6, 2011 - Final

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission.  When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

Clarkdale Slag Project Update – September 6, 2011 - Final